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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*


                                 InnerDyne, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    45764D102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five-percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percept or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter thr disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

-----------------------                                  -----------------------
CUSIP No. 45764D102                                            Page 2 of 9 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        Montgomery Medical Ventures II, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
                                        5   SOLE VOTING POWER

NUMBER OF SHARES                             0
 BENEFICIALLLY                          ----------------------------------------
   OWNED BY                             6   SHARED VOTING POWER
    EACH
  REPORTING                                  1,303,918
   PERSON                               ----------------------------------------
    WITH                                7   SOLE DISPOSITIVE POWER

                                             0
                                        ----------------------------------------
                                        8   SHARED DISPOSITIVE POWER

                                             1,303,918
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,303,918
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              5.89%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

              PN
--------------------------------------------------------------------------------

                      *See Instructions Before Filling Out!

                                       13G

-----------------------                                  -----------------------
CUSIP No. 45764D102                                            Page 3 of 9 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        Montgomery Medical Partners II, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
                                        5   SOLE VOTING POWER

NUMBER OF SHARES                             0
 BENEFICIALLLY                          ----------------------------------------
   OWNED BY                             6   SHARED VOTING POWER
    EACH
  REPORTING                                  1,303,918
   PERSON                               ----------------------------------------
    WITH                                7   SOLE DISPOSITIVE POWER

                                             0
                                        ----------------------------------------
                                        8   SHARED DISPOSITIVE POWER

                                             1,303,918
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,303,918
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              5.89%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

              PN
--------------------------------------------------------------------------------

                      *See Instructions Before Filling Out!

                                       13G

-----------------------                                  -----------------------
CUSIP No. 45764D102                                            Page 4 of 9 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        Jack Olshansky
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------
                                        5   SOLE VOTING POWER

NUMBER OF SHARES                             0
 BENEFICIALLLY                          ----------------------------------------
   OWNED BY                             6   SHARED VOTING POWER
    EACH
  REPORTING                                  1,303,918
   PERSON                               ----------------------------------------
    WITH                                7   SOLE DISPOSITIVE POWER

                                             0
                                        ----------------------------------------
                                        8   SHARED DISPOSITIVE POWER

                                             1,303,918
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,303,918
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              5.89%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

              IN
--------------------------------------------------------------------------------

                      *See Instructions Before Filling Out!

                                       13G

-----------------------                                  -----------------------
CUSIP No. 45764D102                                            Page 5 of 9 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        Steven N. Weiss
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------
                                        5   SOLE VOTING POWER

NUMBER OF SHARES                             10,000
 BENEFICIALLLY                          ----------------------------------------
   OWNED BY                             6   SHARED VOTING POWER
    EACH
  REPORTING                                  1,303,918
   PERSON                               ----------------------------------------
    WITH                                7   SOLE DISPOSITIVE POWER

                                             10,000
                                        ----------------------------------------
                                        8   SHARED DISPOSITIVE POWER

                                             1,303,918
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,313,918
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              5.93%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

              IN
--------------------------------------------------------------------------------

                      *See Instructions Before Filling Out!

                                                                          Page 6
                                                                            Of 9

Item 1.

(a) Name of Issuer

                 InnerDyne, Inc.

(b) Address of Issuer's Principal Executive Offices

                 1244 Reamwood Avenue, Sunnyvale, CA 94089


Item 2.

(a) Name of Person(s) Filing

       Entities: Montgomery Medical Ventures II, L.P. ("MMV II")
                 Montgomery Medical Partners II, L.P. ("MMP II")

    Individuals: Jack Olshansky, General Partner of MMP II ("JO")
                 Steven N. Weiss, General Partner of MMP II ("SW")
                                  and Director of InnerDyne, Inc.

(b) Address of Principal Business Office or, if None, Residence:

                 3645 Grand Avenue, Suite 302, Oakland, CA 94610

(c) Citizenship

       Entities: MMV II; California
                 MMP II; California

    Individuals: JO; United States of America
                 SW; United States of America

(d) Title of Class of Securities

                 Common Stock, par value $.001 per share

(e) CUSIP Number

                 45764D102


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person is filing a: NOT APPLICABLE

     (a) [ ] Broker or Dealer registered under Section 15 of the Act
     (b) [ ] Bank as defined in section 3(a)(6) of the Act
     (c) [ ] Insurance Company as defined in section 3(a)(19) of the act
     (d) [ ] Investment Company registered under section 8 of the Investment Company Act
     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
     (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
     (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)
     (h) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

                                                                          Page 7
                                                                            Of 9


Item 4. Ownership

     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

ENTITIES:                                                  MMV II       MMP II
                                                         ---------    ---------
(a)  Amount Beneficially Owned                           1,303,918    1,303,918
(b)  Percent of Class                                         5.89%        5.89%
(c)  Number of shares as to which such person has:
      (i) Sole power to vote
            or to direct the vote                                0            0
     (ii) Shared power to vote
            or to direct the vote                        1,303,918    1,303,918
    (iii) Sole power to dispose
            or to direct the disposition of                      0            0
     (iv) Shared power to dispose or
            to direct the disposition of                 1,303,918    1,303,918


INDIVIDUALS:                                             Olshansky      Weiss
                                                         ---------    ---------
(a)  Amount Beneficially Owned                           1,303,918    1,313,918
(b)  Percent of Class                                         5.89%        5.93%
(c)  Number of shares as to which such person has:
      (i) Sole power to vote
            or to direct the vote                                0       10,000
     (ii) Shared power to vote
            or to direct the vote                        1,303,918    1,303,918
    (iii) Sole power to dispose
            or to direct the disposition of                      0       10,000
     (iv) Shared power to dispose or
            to direct the disposition of                 1,303,918    1,303,918


Item 5. Ownership of Five Percent or Less of a Class NOT APPLICABLE

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6. Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in MMV II's and MMP II's limited partnership agreements, the general partners and limited partners of each such partnerships have the right to receive dividends from or the proceeds from the sale of common stock of the Issuer owned by MMV II.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     NOT APPLICABLE

                                                                          Page 8
                                                                            Of 9


Item 8. Identification and Classification of Members of the Group

     NOT APPLICABLE


Item 9. Notice of Dissolution of Group

     NOT APPLICABLE


Item 10. Certification (The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):)

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Exhibit A:  Joint Filing Statement


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in statement is true, complete and correct.


     Date 1/18/2000


Montgomery Medical Ventures II, L.P.
  By:  Montgomery Medical Partners II, L.P.
  By:  Jack Olshansky, General Partner                  /s/ Jack Olshansky
                                                   -----------------------------


Montgomery Medical Partners II, L.P.
  By:  Jack Olshansky, General Partner                  /s/ Jack Olshansky
                                                   -----------------------------


Jack Olshansky                                          /s/ Jack Olshansky
                                                   -----------------------------


Steven N. Weiss                                        /s/ Steven N. Weiss
                                                   -----------------------------

                                                                          Page 9
                                                                            Of 9


                                   Exhibit A

                             JOINT FILING STATEMENT

Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.


Dated: January 18, 2000


                                       Montgomery Medical Ventures II, L.P.

                                       By:  Montgomery Medical Partners II, L.P.

                                             By: /s/ Jack Olshansky
                                                 -------------------------------
                                                     Jack Olshansky
                                                     General Partner


                                       Montgomery Medical Partners II, L.P.

                                             By: /s/ Jack Olshansky
                                                 -------------------------------
                                                     Jack Olshansky
                                                     General Partner


                                                /s/ Jack Olshansky
                                       -----------------------------------------
                                       Jack Olshansky


                                                /s/ Steven N. Weiss
                                       -----------------------------------------
                                       Steven N. Weiss